As filed with the Securities and Exchange Commission on September 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AstroNova, Inc.

(Exact name of registrant as specified in its charter)

Rhode Island	05-0318215
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

600 East Greenwich Avenue, West Warwick, Rhode Island, 02893

(Address of principal executive offices)

AstroNova, Inc. 2018 Equity Incentive Plan

(Full title of the plan(s))

Gregory A. Woods

Chief Executive Officer

AstroNova, Inc.

600 East Greenwich Avenue

West Warwick, Rhode Island, 02893

(Name and address of agent for service)

(401) 828-4000

(Telephone number, including area code, of agent for service)

Copies to:

Peter M. Rosenblum, Esq.

Daniel S. Clevenger, Esq.

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Telephone: (617) 832-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Explanatory Note

This registration statement relates to the registration of an additional 600,000 shares of common stock issuable pursuant to the AstroNova, Inc. 2018 Equity Incentive Plan, as amended through June 6, 2023 (the “2018 Plan”), following the amendment to the 2018 Plan that was approved by our stockholders at our annual meeting on June 6, 2023. Pursuant to General Instruction E to Form S-8, we incorporate by reference into this registration statement the contents of our registration statements on Form S-8 (File Nos. 333-225404 and 333-231953) filed with the Securities and Exchange Commission (the “Commission”) on June 4, 2018 relating to the registration of 650,000 shares for issuance under the 2018 Plan and June 4, 2019 relating to the registration of an additional 300,000 shares for issuance under the 2018 Plan. The Form S-8 filed on June 4, 2018 (File No. 333-225404) also registered for issuance under the 2018 Plan an additional number of shares (not to exceed 821,637) equal to the number of shares then subject to outstanding awards under the AstroNova, Inc. 2015 Equity Incentive Plan that have subsequently been or hereafter are forfeited, cancelled, reacquired by us or terminated and that, had such awards been issued under the 2018 Plan, would have been available for future grants.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation of the Registrant and all amendments thereto (incorporated by reference to Exhibit 3A to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-13200) for the quarter ended April 30, 2016)

4.2	By-laws of the Registrant as amended to date (incorporated by reference to Exhibit 3B to the Registrant’s Annual Report on Form 10-K/A (File No. 000-13200) for the fiscal year ended January 31, 2008)

4.3	Specimen form of common stock certificate of the Registrant (incorporated by reference to Exhibit 4 to the Registrant’s Quarterly Report on Form 10-Q (File No. 000-13200) for the quarter ended April 30, 2016)

4.4*	AstroNova, Inc. 2018 Equity Incentive Plan, as amended (incorporated by reference to Appendix A to the Registrant’s definitive proxy statement on Schedule 14A (File No. 000-13200) filed with the SEC on April 27, 2023)

5.1†	Opinion of Foley Hoag LLP

23.1†	Consent of Wolf & Company, P.C.

23.2†	Consent of Foley Hoag LLP (included in Exhibit 5.1)

24.1†	Power of attorney (included on signature page of this Registration Statement)

107†	Filing Fee Table

†	Filed herewith
*	Indicates management contract or compensatory plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of West Warwick, Rhode Island, as of September 22, 2023.

ASTRONOVA, INC.

By:	/s/ Gregory A. Woods
Gregory A. Woods
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Gregory A. Woods and David S. Smith as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gregory A. Woods Gregory A. Woods	President, Chief Executive Officer and Director (Principal Executive Officer)	September 22, 2023

/s/ David S. Smith David S. Smith	Vice President, Chief Financial Officer and Treasurer (Principal Accounting and Financial Officer)	September 22, 2023

/s/ Alexis P. Michas Alexis P. Michas	Director	September 22, 2023

/s/ Mitchell I. Quain Mitchell I. Quain	Director	September 22, 2023

/s/ Yvonne E. Schlaeppi Yvonne E. Schlaeppi	Director	September 22, 2023

/s/ Richard S. Warzala Richard S. Warzala	Director	September 22, 2023